Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ALVARIUM

Unless the context otherwise requires, references in this section to “Alvarium,” “we,” “us,” and “our,” are intended to mean Alvarium, and its consolidated subsidiaries together with Alvarium’s share of the results of associates and joint ventures. The following discussion analyzes the financial condition and results of operations of Alvarium and should be read in conjunction with the consolidated audited financial statements and the related notes included in this proxy statement/prospectus.

Amounts and percentages presented throughout our discussion and analysis of financial condition and results of operations may reflect rounded results in thousands (unless otherwise indicated) and, consequently, totals may not appear to sum.

Our Business

Alvarium’s core business is providing wealth and asset management services to individuals, families, foundations and institutions. We act as trusted advisors to assist clients to protect and grow their assets over the long term. With investment expertise in 14 offices across the globe, our focus is on in-depth research with the aim of being a leading manager selection specialist and advisor, delivering excellence, accountability, and transparency across both traditional and alternative asset classes. We adopt an independent approach to implement bespoke, endowment-style investment programs with a strong focus on strategic asset allocation and portfolio construction, as well as single asset class solutions. We have a deep expertise in private markets and offer access to proprietary co-investments in real estate and innovative growth companies. Alvarium has a presence in Australia, Eurozone countries (France, Italy, and Portugal), Hong Kong, the Isle of Man, Singapore, Switzerland, the United Kingdom (“UK”), and the United States. As of September 30, 2022, our combined assets under management (“AUM”) and assets under advisement (“AUA”) were approximately £21.8 billion. This balance is an increase of £3.0 billion, or 16% from our AUA/AUM balance as of December 31, 2021, which had increased by £2.5 billion, or 16%, during the year ended December 31, 2021. Our AUM increased by 11% during the year ended December 31, 2020.

Alvarium offers what we believe to be industry-leading expertise in four areas: investment advisory, co-investment, family office services and merchant banking advisory. As long-term stewards of client capital and a United Nations Principles for Responsible Investment (“UN PRI”) Signatory, we believe that preservation and growth in capital are aligned with being a responsible investor, which, for us, means incorporating sustainable investment criteria in our decision-making process. This includes a rigorous evaluation of Environmental, Social and Governance (“ESG”) practices of the managers we invest in and providing our clients options to invest in sustainable and impact strategies.

Investment Advisory

Alvarium provides unbiased and independent wealth management services and investment advice to individuals, families, foundations, institutions and charities. Assets we advise or manage have grown organically, and inorganically—through acquisitions and the establishment of joint ventures with other wealth managers and multi-family offices globally. Alvarium utilizes top-down and bottom-up approaches to sourcing and selecting best-in-class fund managers across private and public markets from around the world in order to create tailored asset allocations, targeting client-specific, risk- adjusted returns focused on the client’s objectives. Our services include investment strategy and implementation, asset allocation, investment manager selection and reporting. These are delivered in the following stages:

•

Strategic asset allocation, which represents the mix of asset classes that best deliver a client’s return at an appropriate level of risk. Asset allocation can shift over time to incorporate our macro-economic views and inclusion of long-term secular trends, but where any adjustments are in keeping with a client’s risk profile.

•	Global market research and selection, including our in-depth knowledge of each asset class, is vital in identifying the best investment opportunities from a global perspective.

•	Risk management assessment: this involves establishing a clear robust investment process focusing on client objectives, performance and risk management.

•	Client implementation uses our analytical approach to continuously optimize client portfolios based on input from our research analysts and portfolio managers to deliver the client’s objectives.

Co-investments

Alvarium provides access to private market direct investments in real estate and other asset classes. We follow a thematic investment strategy, selecting sub-sectors based on in-house industry knowledge of managers and operating partners and long-term analysis of cyclical and geographical trends. In real estate, we currently focus on UK, European, North American and Australasian residential, long-income commercial, student housing, senior and mezzanine real estate debt and added-value development. We identify operating partners to execute this strategy in joint venture structures, with demonstrated track records across multiple real estate cycles.

A key area of development within our co-investment division is our values-aligned impact strategies. These include Home Long Income Fund (“HLIF”), a private fund, and Home REIT plc (“Home”), a publicly traded real estate investment trust. Both HLIF and Home pursue investment strategies that aim to contribute to alleviating homelessness in the UK by investing in well-located, quality properties that are rented, on long leases at a sustainable level of rent, to registered charities, housing associations, community interest companies and other regulated organizations which, in turn, make such properties available to homeless people and others in need.

We are also expanding our Co-investment offering to provide access to proprietary investments in what we believe to be growth equity opportunities in the innovation economy, many of which are at the intersection of impact and innovation. These Co-investment opportunities are also offered to clients on an opt-in basis and provide a means for interested clients and investors to more directly access investments in later stage private companies in a range of transforming industry sectors that we believe offer the potential for high growth.

Merchant Banking

Alvarium’s merchant banking group offers specialist corporate finance advisory and capital solutions and has focused on growth companies across the media, innovation and enabling technology sphere for over 20 years. The team has a proven track record of providing strategic corporate finance advice to families and founders of closely held companies, and raising capital across a wide range of strategies and structures. Alvarium has partnered with a number of what we consider to be leading financial institutions in order to offer our clients and investors a broad range of private equity and venture capital investments across the technology and innovation economy, through funds, direct investment and co-investment opportunities. Specific services include: Merger & Acquisition (“M&A”) services, private placements, public company and IPO advisory services, strategic advisory services, independent board advice and structured finance advisory services.

Family Office Services

Alvarium provides a full range of tailored outsourced family office solutions and administrative services to founders, entrepreneurs and investors, families, their companies and trusts. Our services include: family governance, wealth planning, trust and fiduciary administration, fund administration, chief financial officer services, philanthropy, lifestyle and special projects. We work with our clients’ existing advisors to coordinate legal, accounting and tax advice, operating in partnership with carefully selected third party advisors and professionals to provide a collegiate approach to obtaining the right advice and support for individuals, families and their associated structures.

Revenue Streams

Alvarium generates its revenue from providing diversified services in our four product lines discussed in “Our Business” section above, being: investment advisory, co-investment, merchant banking, and family office services. Each product line has different types of revenues from fees we charge our customers, including the following:

Investment Advisory Fees

Investment management or advisory fees are the primary source of revenue in our investment advisory division. These fees are generally calculated on the basis of a percentage of AUM or assets under advisement (“AUA”) depending on whether the contracts are for discretionary investment management or non-discretionary investment advisory services. There are also a small number of clients that pay fixed annual fees. For those management or advisory fees payable on a percentage of AUM or AUA, fees are generally calculated based on that average daily balance values of clients’ portfolios or on the quarter-end values of AUM or AUA (as applicable). These vary depending upon the level and complexity of client assets and are mostly billed quarterly in arrears.

Some clients in certain jurisdictions may also pay performance fees. These are non-recurring fees that are only payable if the client portfolio in question achieves a certain hurdle rate of return or if the client’s portfolio return exceeds certain benchmarks, in each case, as such are set out in the investment advisory agreements with such clients. Notwithstanding the foregoing, we have generated performance fees in three of the last four years. Performance fees are only recognized when it is probable that the economic benefits associated with the transaction will flow to the entity, therefore, the revenue recognition is deferred until performance fees are crystallized (after returns on the client’s portfolio exceeded agreed benchmark returns).

Co-investments Fees

Private market co-investments: As sponsor on private market direct and co-investment transactions, we generate income from debt and equity structures relating to specified real estate investments or investments in other alternative asset classes. Private market fees include arrangement, retainer, management, advisory, performance, acquisition, promote and other associated fees as well as interest arbitrage for debt structures. The level of fees generated in each period is linked to activity in the real estate or other relevant markets, which in turn are dependent on various macroeconomic factors.

Arrangement fees are typically 50 to 100 basis points of equity value contributed into transaction. Acquisitions fees are typically payable where there are no agency fees or where there is an off-market transaction sourced by the team. Such acquisition fees are usually in the range of 50 to 100 basis points of the purchase price of the relevant acquisition. The equity structures are long term (5-10 years) close-ended structures with fees normally ranging between 50 and 175 basis points of the equity value committed or drawn. The debt structure terms are generally between 12 and 36 months. The investment adviser, general partners or other entity entitled to fees in respect of each of our Co-investments receives such fees either monthly, quarterly or annually.

We may be entitled to a portion of the performance-related entitlements (such as carried interest or promote fees that may be payable on exit from Co-investment transactions. Carried interest entitlements are not accrued and are only recognized once crystalized on exit. Such revenues are only received if the investor hurdle (i.e. a minimum return to the investor) is reached, and may include a catch-up. Carried interest entitlements are based on a percentage of the investor return above such hurdle and are set on a deal and fund basis. Typically, carried interest entitlements represent 10-20% of the investors’ equity internal rate of return in excess of an 8 to 15% hurdle, with no carried interest entitlement being payable if the hurdle is not met.

Each of the existing Co-investment vehicles, joint ventures and affiliates has entered into an advisory or management agreement whereby we generally receive a share of base management fees from the inception of such joint venture or affiliate relationship through to the liquidation of the relevant transaction. Where we have established feeder vehicles for clients, there may also be administration and advisory fees associated with those vehicles (these are earned by our trusts and administrative business).

Management of real estate investment funds (public and private): We also generate income in our co-investments division from managing and advising real estate investment funds, including HLIF, a private fund advised by Alvarium Social Housing Advisors Limited, Home, a publicly traded real estate investment trust advised by Alvarium Home REIT Advisors Limited, and LXi REIT plc (“LXi”), a publicly traded real estate investment trust advised by LXi REIT Advisors Limited. Our fees from managing and advising these vehicles are contained in management and advisory contracts relating to the relevant fund and are calculated on a sliding scale of percentages of the net asset value (in the case of Home and HLIF) or the market capitalization (in the case of LXi) of the relevant fund.

Brokerage Fees are also generated in our co-investments division from acting as placement agent, broker or bookrunner to investment funds, especially listed or publicly traded investment companies (including investment trusts and real estate investment trusts, such as Home). Such fees are primarily comprised of a commission payable on completion of the capital raise, with the amount of such commission being calculated as a percentage of the proceeds of the capital raise and payable out of those proceeds. Small retainer fees may also be payable in some circumstances. In the case of listed or publicly traded investment companies, revenues are mostly derived from placement commissions payable on an IPO or secondary issuance of stock (e.g. via a large single placement or a placement program). Additionally, there may be commission for smaller share issuances, such as tap issuances.

Merchant Banking Fees

M&A advisory fees account for approximately two-thirds of the total fees generated by Alvarium’s merchant banking division. These are primarily success-based fees that are typically 1% to 2.5% of the financial outcome or target achieved. For capital raising mandates, success fees are typically higher in the 3% to 5% range - in line with market standards. We also generate small retainer fees that are typically retained in the event of abort or deducted against success fees. In addition, we may also generate a project fee for certain M&A mandates related to the duration of such transaction. Due to the transactional nature of our merchant banking division’s services, turnover is non-recurring in nature, however we have several large, longstanding clients, where the relationship spans many years with repeated engagements for services on multiple transactions.

Family Office Services Fees

We generate family office service (“FOS”) fees from our private clients and from the administration of structures introduced by, or created for, our co-investment division. FOS fees comprise initial set up fees, annual responsibility fees and time-based fees. We also recover disbursements at cost and reserve the right to charge a 3% charge to cover office incidentals. The duration of annual income is dependent on the life of underlying structure. The average life cycle of a managed structure is in excess of 10 years. Annual responsibility fees are charged per billing entity as a minimum and are billed annually in advance. We also generate FOS time-based fees arising from accounting, administration, transactional, review/reporting and other non-investment advisory services. We accrue time-based fees on an as recorded time basis. Fixed fees may be agreed, usually to long standing clients or large referral clients. It is the time-based element that is fixed, and we review actual time spent versus the amount invoiced regularly. Fixed fees may be billed annually in advance, quarterly in advance or very rarely, quarterly in arrears.

Trends Affecting Our Business

Global equity markets declined in performance during the nine months ended September 30, 2022, as supply chain issues, labor shortages, and inflation concerns increased. The S&P 500 Index had negative returns of 24.8% for the nine months ended September 30, 2022. Outside of the U.S., the MSCI All Country World ex USA Index decreased 26.8% for the nine months ended September 30, 2022.

Despite vulnerability in the global markets created by supply chain issues, labor shortages, and inflation, our business has remained resilient, affirming that our operating and financial model provide stable performance throughout market cycles.

With respect to capital raising mandates, our ability to raise debt finance and interest costs are significant factors that impact our ability to execute placement and capital markets transactions. Successful execution of client mandates historically and excellent market reputation gave us a competitive advantage and resulted in increased business from repeat customers.

Our family office services business division, on the other hand, is less impacted by macroeconomic factors, but rather, by global tax changes. The key success factor for growth in this business division is highly professional execution and fiduciary competency of our relationship managers and advisors.

Overall, our diversified business geographic footprint and financial model contributes to the stability of our performance throughout market cycles. Our investment solutions have a stable base of committed capital enabling us to invest in assets with a long-term focus over different points in a market cycle and to take advantage of market volatility. Historically, the majority of our revenue has been derived from management, advisory and administrative fees, which are generally based on the AUM/AUA percentage value and so are subject to market volatility. We have a diversified range of investment strategies, our portfolios are further diversified across investment strategies, fund vintages, geographies, sectors, and enterprise values. However, our results of operations, like those of most businesses, are affected by a variety of geo-political and macroeconomic factors, including conditions in the global financial markets and the economic, political and trading environments in the countries and markets in which we operate.

In addition to the aforementioned macroeconomic and sector-specific trends, we believe our future performance will be influenced by the following factors:

Our ability to generate strong, stable returns. The stability and strength of our investment performance is a significant factor in investors’ willingness to allocate capital to us. The new capital we are able to raise or manage drives the growth of our fee-paying AUM/AUA and the concomitant management and advisory fees. Our fee-paying AUM/AUA and management and advisory fees have grown significantly since our inception, which we believe is due to our disciplined investment strategies which contribute to the stability of our performance throughout market cycles.

Our successful deployment of capital into attractive investments. The continued growth in our fee-paying AUM/AUA and revenues is dependent on our ability to continue to identify attractive investments and deploy the capital we have raised. We are selective in the opportunities in which we invest and are targeting private and institutional investors with attractive investment dynamics. We believe we will be able to identify attractive investments into the future and execute on those investments in order to position ourselves competitively in the market. However, changes in economic and market conditions, such as the COVID-19 pandemic, discussed further below, may adversely affect our ability to realize value from our investments.

Our ability to maintain our competitive position. There has been a trend amongst alternative investors to consolidate the number of general partners in which they invest, which has driven a disproportionate amount of assets to large managers creating a bifurcation in marketplace. We believe we have several competitive and structural advantages that position us as a preferred partner within this division of the alternative asset management landscape. We expect these advantages enable us to provide unique access to asset classes that are traditionally difficult to access to our investors, and a differentiated value proposition to our partner managers. We believe we have a leading competitive positioning in our target markets that allows us to attract and successfully deploy capital in the future.

Our ability to launch new strategies. We have taken a diligent and deliberate approach to expansion to serve the needs of our ecosystem while delivering what we consider to be an attractive value proposition and strong performance to our investors. We believe we will continue to successfully launch new strategies into the future considering our competitive edge in our target markets.

The extent to which investors favor alternative investments. We believe capital raising efforts will continue to be impacted by certain fundamental asset management trends that include: (i) the increasing importance and market share of alternative investment strategies to investors of all types as investors focus on lower-correlated and higher absolute levels of return; (ii) increasing demand for alternative assets from retail investors; (iii) shifting asset allocation policies of institutional investors; (iv) de-leveraging of the global banking system, bank consolidation and increased regulatory requirements; and (v) increasing barriers to entry and growth. In addition to driving our own ability to attract new capital, those trends will also impact the ability of our funds’ underlying partners to retain and attract new capital, which in turn impacts our investment performance and ability to grow.

COVID-19 and Our Response

Since the beginning of 2020, governments around the world have been forced to enact emergency measures in response to the World Health Organization’s declaration of the COVID-19 pandemic. Businesses around the world have suffered material disruptions resulting in economic slowdowns and uncertainty which led to volatility in the financial markets. Following a historic decline in March 2020, the global capital markets rallied during the second quarter of 2020 as investor sentiment was encouraged by global central bank support and the gradual re-opening of economies, among other things.

As of September 30, 2022, the majority of first world countries have rolled out vaccination programs that are aggressively targeting the overall population, nevertheless, the number of severe COVID-19 cases are trending slightly upwards. Spikes of coronavirus cases continue to occur in certain jurisdictions. These spikes have resulted in certain jurisdictions continuing or re-imposing certain restrictions, although in many cases not to the extent of those initially imposed.

Notwithstanding any potential further global disruption from COVID-19 and its impact on the global economy, lingering market uncertainty, and delays to expected transaction exits, the management of Alvarium remain confident of its prospects for the remainder of 2022 and beyond. Alvarium experienced minimal operational issues as a result of COVID-19 and was able to continue to operate with full functionality through remote working. Alvarium has resumed its normal operations, including returning to its offices.

In order to manage any potential effects, the management of Alvarium continued to monitor and discuss matters, including costs and liquidity on a weekly, monthly or quarterly basis, successfully navigating an unprecedented period. Whilst the global economy looks set to stabilize, the management remained focused on navigating successfully through any further disruption to normal activity.

Presentation of Financial Information

Alvarium’s financial statements included elsewhere in this proxy statement/prospectus were prepared in accordance with FRS 102 “The Financial Reporting Standard applicable in the UK and the Republic of Ireland” (or “UK GAAP”). Alvarium’s historical financial statements were prepared using the historical cost convention method. To facilitate comparability, the pro forma financial information included elsewhere in this proxy statement/prospectus has been prepared by, among other things, converting Alvarium’s historical financial information into U.S. GAAP, conforming to Tiedemann Advisors’ accounting policies and applying preliminary purchase accounting adjustments based on an allocation of the purchase price to Alvarium’s assets and liabilities. See “Unaudited Pro Forma Condensed Combined Financial Information.” Consequently, Alvarium’s results of operations and consolidated statements of financial positions discussed herein are not comparable to the pro forma financial information and will not be comparable to the combined financial reporting for future periods, which will be calculated in accordance with U.S. GAAP and will reflect the accounting acquirer’s accounting policies and a new basis of accounting for Alvarium’s assets and liabilities.

Alvarium’s functional currency is the British pound (“GBP”), and its results of operations reported herein are presented in GBP. Alvarium has historically been exposed to foreign currency exchange risk. See “- Quantitative and Qualitative Disclosures About Market Risk - Foreign Currency Exchange Rate Risk.” Going forward, Alvarium’s results will be reported as part of the combined company’s results of operations and financial condition and will be reported in U.S. dollars, and, as such, will be subject to foreign currency transaction and translation risk and will be impacted by various factors, including those discussed in the section of this proxy statement/prospectus entitled “Risk Factors”.

Managing Business Performance and Key Financial Measures

Non-UK GAAP Financial Measures

In this proxy statement/prospectus, we use Adjusted Net Income and Adjusted EBITDA as non-UK GAAP financial measures. Adjusted Net Income and Adjusted EBITDA are derived from and reconciled to, but not equivalent to, its most directly comparable UK GAAP measure of profit/loss for the financial year.

Both Adjusted Net Income and Adjusted EBITDA are used to track Alvarium’s performance. We define Adjusted Net Income as our profit (loss) for the period plus (a) equity settled share-based payments, less (b) COVID-19 subsidies, plus (c) one-time bonuses and plus (d) other one-time fees and charges. We define Adjusted EBITDA as Adjusted Net Income, plus (i) joint ventures – group share of Adjusted EBITDA plus (ii) associates – group share of Adjusted EBITDA (iii) interest expense, net (iv) income tax (benefit)/expense and (v) depreciation and amortization expense. These are non-UK GAAP financial measure supplements and should be considered in addition to and not in lieu of, the results of operations, which are discussed further under “—Components of Consolidated Results of Operations” and are prepared in accordance with UK GAAP. For the specific components and calculations of these non-UK GAAP measures, as well as a reconciliation of these measures to the most comparable measure in accordance with UK GAAP, see “Reconciliation of Consolidated UK GAAP Financial Measures to Certain Non-UK GAAP Measures”.

Operating Metrics

We monitor certain operating metrics that are common to the asset management industry, which are discussed below.

Assets Under Management (AUM) or Advisement (AUA)

AUM/ AUA refer to the assets we manage or advise. We view AUM/AUA as a metric to measure our investment and capital raising performance as it reflects assets generally at market value. AUM/AUA is determined based on the market values of investments. Our AUM/AUA equals the sum of the following:

•	total client asset value;

•	undrawn debt (at the portfolio-level including certain amounts subject to restrictions); and

•	uncalled committed capital (including commitments to client access vehicles that have yet to commence their investment periods).

Our calculations of AUM/AUA and fee-earning AUM/AUA may differ from the calculation methodologies of other asset managers and, as a result, this measure may not be comparable to similar measures presented by other asset managers.

Assets under advisement for our family office services division do not relate to billing. Billing is connected to structures and the annual, fixed and time-based fees applicable thereto.

The tables below present rollforwards of our total AUM/AUA by business division:

	Investment Advisory			Family Office Services	Co-investment**	Total AUA/AUM
(£ amounts in millions)	Billable	Non-billable*	Total IA
AUM/AUA as of December 31, 2021	£7,699	£377	£8,076	£1,829	£8,864	£18,769
Net change	£(333)	£136	£(197)	£506	£2,682	£2,991
AUM/AUA as of September 30, 2022	£7,366	£513	£7,879	£2,335	£11,546	£21,760
Average AUM/AUA	£7,533	£445	£7,978	£2,082	£10,205	£20,264
Growth since December 31, 2021 (%)	(4)%	36%	(2)%	28%	30%	16%

*	Non-billable assets are exempt of fees, and consist of assets such as cash and cash equivalents, real estate, non-fee paying investment consulting assets, and other designated assets.
**	AUA is reported with a one-month lag for Home and a one-quarter lag for HLIF as management fees are billed on those bases.

	Investment Advisory			Family		Total
(£ amounts in millions)	Billable	Non-billable*	Total IA	Office Services	Co-investment**	AUA/AUM
AUM/AUA as of December 31, 2020	£6,327	£311	£6,638	£1,710	£7,898	£16,246
Net change	£1,372	£66	£1,438	£119	£966	£2,523
AUM/AUA as of December 31, 2021	£7,699	£377	£8,076	£1,829	£8,864	£18,769
Average AUM/AUA	£7,013	£344	£7,357	£1,770	£8,381	£17,508
Year-over-year growth (%)	22%	21%	22%	7%	12%	16%

*	Non-billable assets are exempt of fees, and consist of assets such as cash and cash equivalents, real estate, non-fee paying investment consulting assets, and other designated assets.
**	AUA is reported with a one-month lag for Home and a one-quarter lag for HLIF as management fees are billed on those bases.

	Investment Advisory			Family		Total
	Billable	Non-billable*	Total IA	Office Services	Co-investment**	AUA/AUM
AUM/AUA as of December 31, 2019	£6,071	£226	£6,297	£1,333	£7,040	£14,670
Net change	£256	£85	£341	£377	£858	£1,576
AUM/AUA as of December 31, 2020	£6,327	£311	£6,638	£1,710	£7,898	£16,246
Average AUM/AUA	£6,199	£269	£6,468	£1,522	£7,469	£15,458
Year-over-year growth (%)	4%	38%	5%	28%	12%	11%

*	Non-billable assets are exempt of fees, and consist of assets such as cash and cash equivalents, real estate, non-fee paying investment consulting assets, and other designated assets.
**	AUA is reported with a one-month lag for Home and a one-quarter lag for HLIF as management fees are billed on those bases.

For the nine months ended September 30, 2022, AUM/AUA increased by 16%. Family Office Services increases of 28%, or £506 million, and increases in Co-Investment AUM/AUA of 30% or £2,682 million, were partially offset by decreases in Billable Investment Advisory AUM/AUA of (4%) from £7,699 million to £7,366 million. The decrease in Billable Investment Advisory AUM/AUA was driven primarily due to declines of asset values as a result of the overall challenging period in global financial markets. Specifically, the acquisition by LXi REIT PLC of Secure Income REIT PLC resulted in an increase of £1,200 million in AUM/AUA at the time of transaction close.

For the year ended December 31, 2021, AUM/AUA grew 16%, or £2,523 million, which was primarily driven by the growth of our investment advisory practice by 22%. AUM/AUA growth in 2021 was driven by a mix of new assets, as well as the impact of market and foreign exchange impacts. For the year ended December 31, 2020, AUM/AUA grew 11%, or £1,574 million, which was primarily driven by the growth of our co-investment and family office services divisions by £858 million, or 12%, and £375 million, or 28%, respectively.

Components of Consolidated Results of Operations

Revenues

Alvarium generates its revenue from providing investment advisory, co-investment, merchant banking, and family office services.

Investment Advisory

Alvarium offers comprehensive investment advisory services, including investment strategy and implementation, asset allocation, investment manager selection and consolidated reporting. Alvarium provides such advisory services on both a discretionary and a non-discretionary basis. For services provided to each client account, Alvarium charges management and / or performance fees based on the market value of AUM/AUA of that account. Management or advisory fees are charged either: (i) quarterly in arrears, calculated using the average of the daily market values during the subject quarter for such account; (ii) quarterly in advance, based upon the market value at the beginning of the quarter; or (iii) in some cases, on a flat fixed fee basis. For those assets for which valuations are not available on a daily basis, the most recent valuation provided to Alvarium is used as the market value for the purpose of calculating the quarterly fee. Performance fees are recognized once per year in the event that the customer’s account experiences an appreciation during the year above a pre-agreed threshold.

Co-investments

Alvarium provides access to private market direct investments in real estate and private equity directly and through joint ventures with alternative asset managers and operating partners. Alvarium receives advisory and management fees and carried interest directly or via the joint venture arrangements. Alvarium is entitled to a portion of performance-related fees (e.g., carried interest or promote fees) that may be payable from certain transactions. Additionally, fees from managing and advising real estate funds are typically calculated on a sliding scale of percentages of the net asset value or the market capitalization of the relevant funds.

Merchant Banking

Alvarium’s merchant banking division is a corporate advisory practice providing clients with strategic advice around their operational businesses or holding companies, as well as specializing in providing services to customers in media, consumer and technology sectors. Specific services include: M&A services, private placements, public company and IPO advisory services, strategic advisory services, independent board advice and structured finance advisory services. Similar to investment advisory revenue streams, fees are either recognized on a quarterly basis based upon fees agreed with the client or at the point of legal entitlement to the income.

Family Office Services

Alvarium provides tailored outsourced family office solutions and administrative services to families, trusts, foundations and institutions. Services include: family governance and transition, wealth and asset strategy, trust and fiduciary services, philanthropy, lifestyle and special projects.

Revenue represents amounts receivable and services and trade discounts. Invoicing is completed annually in advance for annual fees and fixed fees or monthly in arrears for time spent billing, with any resulting accrued income included in debtors at year end. Revenue from the rendering of services is measured by reference to the stage of completion of the service transaction at the end of the reporting period, provided that the outcome can be reliably estimated.

Expenses

Cost of sales primarily consists of staff costs, directors’ remuneration and consultancy fees.

Operating expenses net of other operating income include costs primarily related to professional services, occupancy, travel, communication and information services, depreciation and amortization, distribution costs, and other general operating items.

Other income / (expenses), net consists of share of profit/(loss) of associates, share of profit/(loss) of joint ventures, income from other fixed asset investments as well as loss on impairment of investments.

Interest expense, net consists of the interest expense on bank loans and overdrafts, interest on obligations under finance leases and hire purchase contracts, interest on deferred acquisition payments, as well as other interest payable and similar charges. Interest income consists of interest on loans issued and other receivables.

Income tax expense / (benefit) consists of the aggregate amount of current and deferred tax recognized in the reporting period. Current tax is recognized on taxable profits for the current and past periods. Current tax is measured as the amounts of tax expected to pay or recover using the tax rates and laws that have been enacted or substantively enacted at the reporting date. Deferred tax is recognized in respect of all timing differences at the reporting date. Unrelieved tax losses and other deferred tax assets are recognized to the extent that is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits. Deferred tax is measured using tax rates and laws that have been enacted or substantively enacted at the reporting date that are expected to apply the reversal of the timing difference.

Net income (loss) attributable to non-controlling interests represents the ownership interests that third parties hold in Alvarium entities that are consolidated into our Consolidated Financial Statements based on their ownership interests in such Alvarium entities.

Results of Operations

Consolidated Results of Operations – The Nine Months Ended September 30, 2022 Compared to the Nine Months Ended September 30, 2021

The following table presents the results of operations for the nine months ended September 30, 2022 and 2021:

	Nine months ended September 30,		Favorable (Unfavorable)
£‘000	2022	2021	Change, £	Change, %
Turnover	£63,997	49,820	14,177	28%
Cost of sales	(48,970)	(32,406)	(16,564)	(51%)

Gross profit	15,027	17,414	(2,387)	(14%)
Operating expenses	(28,058)	(14,865)	(13,193)	(89%)

Operating income / (loss)	(13,031)	(2,550)	(15,580)	NM
Other income / (expenses), net	5,170	2,690	2,480	92%
Interest expense, net	(2,839)	(1,292)	(1,547)	(120%)

Income / (loss) before taxation	(10,701)	3,948	(14,647)	NM
Income tax (expense) / benefit	(654)	(613)	41	7%

Income / (loss) for the financial period	(10,047)	4,561	(14,606)	NM

Income / (loss) for the financial period attributable to:
The owners of the parent company	(10,039)	3,820	(13,856)	NM
Non-controlling interest	(8)	741	(750)	NM

	(10,047)	4,561	(14,606)	NM

N/M – Not meaningful

Turnover

The nine months ended September 30, 2022 compared to the nine months ended September 30, 2021:

	Nine months ended September 30,		Favorable (Unfavorable)
£‘000	2022	2021	Change, £	Change, %
Investment advisory	£19,687	£18,036	£1,651	9%
Co-investment	32,272	19,425	12,847	66%
Merchant banking	4,955	6,574	(1,619)	(25%)
Family office services	7,083	5,785	1,298	22%

Total Turnover	£63,997	£49,820	£14,177	28%

Investment advisory services revenue increased by £1.7 million, or 9%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. The increase was primarily due to growth of management and advisory fees, which are calculated as a percentage of AUM/AUA, and reflect the increase in average AUM/AUA during the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021 accordingly. Average billable AUM/AUA related to investment advisory activities was approximately 9% higher during the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021.

Co-investment services revenue increased by £12.8 million, or 66%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. The increase in co-investment services revenue was driven primarily through increased fees linked to capital raising. Fees from public markets activities increased to £21.2 million from £14.2 million during the nine months ended September 30, 2022 and September 30, 2021, respectively. The increase in public markets activity was driven by increase in management fees earned from increased market capitalization of LXi REIT PLC and Home REIT PLC. Revenues from private market activities increased to £11.1 million during the nine months ended September 30, 2022 from £5.3 million during the nine months ended September 30, 2021. This increase was driven primarily by £2.6 million exit fee earned from a certain real estate investment and increase in overall Co-investment business activity.

Merchant banking services revenue decreased by £1.6 million, or 25%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. Merchant banking fees are generally success-based, and therefore financial performance reflects the prevailing market economic conditions which had deteriorated in the first nine months of 2022 relative to 2021.

Family office services revenue increased by £1.3 million, or 22%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. The increase is in relation to new investment management fees for Alvarium Fund Managers (UK) Limited. Fees under family office services revenues are based on hourly staff charge out rates or fixed fee arrangements, and are not driven by changes in AUM.

Expenses

The Nine Months Ended September 30, 2022 Compared to the Nine Months Ended September 30, 2021

Cost of sales increased by £16.6 million, or 51%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021, primarily due to increased headcount and staff related costs, including an exceptional one-time LTIP payout of £10.4 million. Commissions paid under external revenue share agreements also increased by £3.0 million due an increase in amounts owed under revenue-sharing arrangements with third parties from real estate carried interest exits during the nine months ended September 30, 2022 compared to minimal activity during the nine months ended September 30, 2021.

Operating expenses, net of other operating income increased by £13.2 million, or 89%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021, due primarily to an increase of legal and other professional fees of £7.7 million, driven in part by the transactions contemplated by the Business Combination Agreement as well as other business activity, increases in corporate travel of £0.8 million, and irrecoverable VAT/Taxes of £0.4 million. Additionally, operating expenses increased by £1.6 million during the nine months ended September 30, 2022 due to amortisation of the intangible asset recognized upon acquisition of Prestbury Investment Partners Limited.

Other income, net increased by £2.5 million, or 92%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021, primarily due to a gain recognized on disposal of joint venture investment Alvarium NZ of £4.6 million, which was offset by an overall decrease in profits from joint ventures of £(1.5) million and a decrease in income from other fixed asset investments of £(0.5) million, during the nine months ended September 30, 2022.

Interest expense, net of interest income increased by £1.5 million, or 120%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021, primarily due to interest accrued on the loan used to finance the acquisition of Prestbury Investment Partners Limited.

Income tax benefit of £0.7 million was recognized for the nine months ended September 30, 2022 compared to income tax benefit of £0.6 million recognized during the nine months ended September 30, 2021. Income tax benefit was recognized primarily due to the full recognition of deferred tax assets in the UK by Alvarium Investments Limited in 2021. Specifically, the increased stake in LXi REIT Advisors Limited, as well as improved results of Alvarium Investment Advisors in the United States, allowed for full recognition and utilization of the deferred tax assets. The effective rate for the nine months ended September 30, 2022 has been increased by non-deductible expenses related to the transactions contemplated by the Business Combination Agreement, as referenced in the operating expense comments above.

Profit attributable to non-controlling interests decreased by £(0.75) million for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021, due to a reduction in non-controlling interests held outside the group in both LXi REIT Advisors Limited and Alvarium Social Housing Advisors Limited, which became wholly owned.

Consolidated Results of Operations – The Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

The following table presents the results of operations for the year ended December 31, 2021 and 2020:

	Year ended December 31,		Favorable (Unfavorable)
£‘000	2021	2020	Change, £	Change, %
Turnover	£75,164	52,263	22,901	44%
Cost of sales	(50,416)	(40,032)	10,384	26%

Gross profit	24,748	12,231	12,517	102%
Operating expenses net of other operating income	(26,160)	(17,528)	(8,632)	(49%	)

Operating income / (loss)	(1,412)	(5,297)	3,885	73%
Other income / (expenses), net	4,429	2,086	2,343	112%
Interest expense, net	(1,608)	(481)	(1,127)	(234%	)

Income / (loss) before taxation	1,409	(3,692)	5,101	138%
Income tax benefit / (expense)	536	315	221	70%

Income / (loss) for the financial period	1,945	(3,377)	5,322	158%

Income / (loss) for the financial period attributable to:
The owners of the parent company	1,123	(4,845)	5,968	123%
Non-controlling interest	822	1,468	(646)	(44%	)

	1,945	(3,377)	5,322	158%

N/M – Not meaningful

Turnover

The Year ended December 31, 2021 compared to the year ended December 31, 2020:

	Year ended December 31,		Favorable (Unfavorable)
£‘000	2021	2020	Change, £	Change, %
Investment advisory	£27,078	£22,464	£4,614	21%
Co-investment	27,825	16,739	11,086	66%
Merchant banking	12,384	5,224	7,160	137%
Family office services	7,878	7,836	42	1%

Total Turnover	£75,164	£52,263	£22,902	44%

Investment advisory services revenue increased by £4.6 million, or 21%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily due to growth of management and advisory fees (which are calculated as a percentage of AUM/AUA) and performance fees. Investment advisory services revenue grew approximately in line with the divisional AUM growth of 22%. Additionally, performance fees grew to £2.4 million during the year ended December 31, 2021 from £1.7 million for the year ended December 31, 2020.

Co-investment services revenue increased by £11.1 million, or 66%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase in co-investment services revenue was driven primarily through increased fees linked to capital raising. Specifically, increased fees were tied to growth in Alvarium Securities Limited, which increased £5.4 million year-over-year, from £3.9 million for the year ended December 31, 2020 to £9.3 million for the year ended December 31, 2021. Additionally, the increases in market capitalization of Home REIT PLC and LXi REIT PLC resulted in year-over-year fee increases of £2.4 million and £1.9 million, respectively.

Merchant banking services revenue increased by £7.2 million, or 137%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. Because merchant banking fees are generally success- based, revenue during the first three quarters of the year ended December 31, 2020 was significantly affected by material market uncertainty from the COVID-19 pandemic that led to reduced merchant banking activity. Since Q4 2020, in line with improved market sentiment, there has been a significant increase in revenue from M&A advisory services including in early 2021, the formal closing after receiving necessary regulatory clearances, of a transaction announced in 2020. In addition, merchant banking services revenue increased due to the increased volume of equity and debt securities placed, benefitting from the general positive market activity in 2021 compared to 2020.

Family office services revenue for the year ended December 31, 2021 remained essentially flat with the revenue for the year ended December 31, 2020. Fees under family office services revenues are based on hourly staff charge out rates or fixed fee arrangements, and are not driven by changes in AUM.

Expenses

The Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

Cost of sales increased by £10.4 million or 26% for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to staff bonus provisions and remuneration linked to revenue in the investment advisory and merchant banking divisions, which increased during the year ended December 31, 2021.

Operating expenses net of other operating income increased by £8.6 million or 49% for the year ended December 31, 2021 compared to the year ended December 31, 2020, due primarily to an increase of legal and other professional fees of £7.5 million driven in part by the transactions contemplated by the Business Combination Agreement as well as other business activity, and a decrease in other operating income by £0.9 million, which was offset by a decrease of £0.2 million in travel expenses resulting from the COVID-19 pandemic.

Other income / (expenses), net increased by £2.3 million or 112% for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to an increase of the share of profits of joint ventures by £1 million, an increase in share of profits of associates by £1 million, and an increase in income from other fixed asset investments of £0.5 million during the year ended December 31, 2021.

Interest expense, net of interest income increased by £1.1 million or 234% for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to newly issued subordinated shareholder loans of £8.65 million the proceeds of which were used to acquire a 2.4% increased stake in LXi REIT Advisors Limited in January 2021, which resulted in a £0.9 million increase in interest expense.

Income tax benefit increased by £0.2 million or 70% for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to the recognition of deferred tax assets in the UK by Alvarium Investments Limited. Specifically, the increased stake in LXi REIT Advisors Limited, as well as improved results of Alvarium Investment Advisors in the United States, allowed for full recognition and utilization of the deferred tax assets.

Profit attributable to non-controlling interests decreased by £0.7 million or 44% for the year ended December 31, 2021 compared to the year ended December 31, 2020, due to the acquisition of 100% of ownership stakes in both LXi REIT Advisors Limited and Alvarium Social Housing Advisors Limited during the year ended December 31, 2021.

Consolidated Results of Operations – The Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

The following table presents the results of operations for the year ended December 31, 2020 and 2019:

	Year ended December 31,		Favorable (Unfavorable)
£‘000	2020	2019	Change, £	Change, %
Turnover	£52,263	£47,070	£5,193	11%
Cost of sales	(40,032)	(33,364)	(6,668)	(20%)

Gross profit	12,231	13,706	(1,475)	(11%)
Operating expenses net of other operating income	(17,528)	(17,749)	221	1%

Operating loss	(5,297)	(4,043)	(1,254)	(31%)
Other income / (expenses), net	2,085	1,493	592	40%
Interest expense, net	(481)	(671)	190	28%

Loss before taxation	(3,693)	(3,221)	(472)	(15%)
Income tax benefit / (expense)	315	(511)	826	162%

Loss for the financial year	£(3,378)	£(3,732)	£354	9%

Loss for the financial year attributable to:
The owners of the parent company	(4,846)	(4,693)	(153)	3%
Non-controlling interest	1,468	961	507	53%

	£(3,378)	£(3,732)	£354	9%

Turnover

The year ended December 31, 2020 compared to the year ended December 31, 2019:

	Year ended December 31,		Favorable (Unfavorable)
£‘000	2020	2019	Change, £	Change, %
Investment advisory	£22,464	£21,319	£1,145	5%
Co-investment	16,739	12,938	3,801	29%
Merchant banking	5,224	4,837	387	8%
Family office services	7,836	7,976	(140)	(2%)

Total Turnover	£52,263	£47,070	£5,193	11%

Investment advisory services revenue increased by £1.1 million, or 5%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to growth of management and advisory fees (which are generally calculated as a percentage of AUM/AUA).

Co-investment services revenue increased by £3.8 million, or 29%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily driven by additional revenue from launching (including capital raising for the IPO) and managing a new publicly traded real investment trust, Home REIT plc.

Merchant banking services revenue increased by £0.4 million, or 8%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. In 2019, Alvarium merged with London based media, consumer, and technology firm Lepe Partners, creating the merchant banking platform. This insignificant increase in revenue during the year 2020 as compared to the year 2019 was due to a the significant impact of COVID-19 during the first nine months of 2020.

Family office services revenue for the year ended December 31, 2020 remained almost in line with the revenue for the year ended December 31, 2019.

Expenses

The Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

Cost of sales increased by £6.7 million or 20% for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to increased headcount, which lead to increased staff costs. Commission fees attributable to the co-investment business also increased due to capital raises related to impact strategies. Alvarium Securities Limited (a corporate finance advisory and brokerage business, focused on raising capital for publicly traded investment companies) and Alvarium Investment Advisors (France) SAS (an investment advisory business based in France) also contributed to the increase in cost of sales. Alvarium Securities Limited was a new initiative in 2020, with no associated cost in 2019 and Alvarium Investment Advisors (France) SAS was acquired during 2019, only partial period costs were incurred.

Operating expenses net of other operating income decreased by £0.2 million or 1% for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was primarily due to the COVID-19 subsidies of £0.8 million received during the year ended December 31, 2020 from the governments of the Hong Kong, Singapore, the UK and the United States. These subsidies were offset by increased goodwill amortization of £0.7 million as a result of the acquisition of Alvarium Investment Advisors (France) SAS and increased stakes in LXi REIT Advisors Limited and Alvarium Social Housing Advisors Limited completed during the year ended December 31, 2019.

Other income / (expenses), net increased by £0.6 million or 40% for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily due to an increased share of profits of joint ventures by £1.3 million and gain on disposal of operations of £0.6m offset by decrease of share of profits of associates by £0.5 million and increase in loan write-off by £0.7 million during the year ended December 31, 2020.

Interest expense, net decreased by £0.2 million or 28% for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to the reduction of the interest cost on the bank debt (which was lower on average in 2020) and the reduction in interest on deferred acquisition payments.

Income tax benefit increased by £0.8 million for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to recognition of deferred tax assets in the UK by Alvarium Investments Limited, which was partially offset by the increase in the UK deferred tax liabilities following the increase in the UK corporation tax rate from 1 April 2023, substantively enacted in March 2021.

Net income (loss) attributable to Non-Controlling Interest increased by £0.5 million or 53% for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to the increase in profits of our subsidiaries LXi REIT Advisors Limited and Alvarium Social Housing Advisors Limited.

Reconciliation of Consolidated UK GAAP Financial Measures to Certain Non-UK GAAP Measures

We use Adjusted Net Income and Adjusted EBITDA as non-UK GAAP measures to assess and track our performance. Adjusted Net Income and Adjusted EBITDA as presented in this proxy statement/prospectus are supplemental measures of our performance that are not required by, or presented in accordance with, UK GAAP. For more information, see “Presentation of Financial Information.” The following table presents the reconciliation of income for the financial period as reported in the consolidated statement of comprehensive income to Adjusted Net Income and Adjusted EBITDA:

	For the nine months ended September 30,
£‘000	2022	2021
Adjusted Net Income and Adjusted EBITDA
Profit/(Loss) for the financial period before taxes	£(10,700)	£3,948
Equity settled share-based payments (a)	—	1
Other one-time fees and charges (b)	5,103	2,121
Fair value adjustments to strategic investments (c)	92	—
Long term incentive plan expenses (d)	10,443
Legal settlement (e)	2,433	—
Adjusted income before taxes	7,371	6,070
Adjusted income tax expense	(1,400)	(1,153)

Adjusted Net Income	5,971	4,917

Joint ventures—Group share of Adjusted EBITDA (i)	1,665	1,944
Associates—Group share of Adjusted EBITDA (ii)	93	70
Interest expense, net	2,839	1,293
Income tax expense benefit	(654)	(613)
Adjusted income tax expense less income tax benefit	2,054	1,766
Depreciation and amortization	6,204	3,976

Adjusted EBITDA	£18,172	£13,353

(i)	Joint venture—Adjusted EBITDA reconciliation

	For the nine months ended September 30,
£‘000	2022	2021
Share of profit of joint ventures*	£67	£1,663

Adjustments:
Share of interest	335	304
Share of taxation	585	694
Share of amortization / depreciation	264	465
Amortization on consolidation	481	481

Total EBITDA Adjustments	1,665	1,944

Group share of reported EBITDA	£1,732	£3,607

(ii)	Associates – Adjusted EBITDA reconciliation

	For the nine months ended September 30,
£‘000	2022	2021
Share of profit of associates*	£578	£532

Adjustments:
Share of interest	1	(8)
Share of Taxation	30	19
Share of amortization / depreciation	8	8
Amortization on consolidation	54	51

Total EBITDA Adjustments	93	70

Group share of reported EBITDA	£671	£602

*

Share of profit of associates and of joint ventures was not included in the reconciliation, since these amounts were already part of “Loss for the financial year attributable to the owners of the parent company”.

a)	Represents non-cash equity-based compensation of Alvarium to its employees.
b)

Represents other one-time fees and charges that management believes are not representative of the operating performance, which includes professional fees related to this Transaction. One-time fees and charges incurred are included in administrative expenses in the Consolidated Statement of Comprehensive Income.

c)	Represents adjustment for unrealized (gains)/losses on Alvarium’s investments.
d)	Represents adjustment for one-time payments made under long term incentive plan (LTIP).
e)	Represents adjustment for legal expense recorded during the three months ended September 20, 2022 for an exit settlement agreement.

	For the Year Ended December 31,
£‘000	2021	2020
Adjusted Net Income and Adjusted EBITDA
Profit (Loss) for the financial period before taxes	£1,409	£(3,693)
Equity settled share-based payments (a)	1	7
COVID-19 Subsidies (b)	—	(760)
Other one-time fees and charges (c)	6,471	141
Fair value adjustments to strategic investments (d)	54	—

Adjusted income before taxes	7,935	(4,305)
Adjusted income tax benefit	526	458

Adjusted Net Income	8,461	(3,847)
Joint ventures—Group share of Adjusted EBITDA (i)	3,003	2,022
Associates—Group share of Adjusted EBITDA (ii)	116	124
Interest expense, net	1,607	481
Income tax benefit	(536)	(315)

Adjusted income tax expense less income tax expense	10	(143)
Depreciation and amortization	6,276	6,357

Adjusted EBITDA	£18,937	£4,679

(i)	Joint venture—Adjusted EBITDA reconciliation

	Year ended December 31,
£‘000	2021	2020
Share of profit of joint ventures*	£2,898	£1,925

Adjustments:
Share of interest	429	364
Share of taxation	1,170	738
Share of amortization / depreciation	762	278
Amortization on consolidation	642	642

Total Adjustments	3,003	2,022

Group share of Adjusted EBITDA	£5,901	£3,947

(ii)	Associates – Adjusted EBITDA reconciliation

	Year Ended December 31,
£‘000	2021	2020
Share of profit of associates*	£1,411	£459

Adjustments:
Share of interest	—	—
Share of taxation	38	37
Share of amortization / depreciation	10	13
Amortization on consolidation	68	74

Total Adjustments	116	124

Group share of Adjusted EBITDA	£1,527	£583

*

Share of profit of associates and of joint ventures was not included in the reconciliation, since these amounts were already part of “Loss for the financial year attributable to the owners of the parent company”.

a)	Represents non-cash equity-based compensation of Alvarium to its employees.
b)	Represents COVID-19 subsidies received from the governments of Hong Kong, Singapore, the UK and the United States.
c)

Represents other one-time fees and charges that management believes are not representative of the operating performance, which includes professional fees related to this Transaction. One-time fees and charges incurred are included in administrative expenses in the Consolidated Statement of Comprehensive Income.

d)	Represents adjustment for unrealized (gains)/losses on Alvarium’s investments.

£‘000	For the Year Ended December 31,
	2020	2019
Adjusted Net Income and Adjusted EBITDA
Profit (Loss) for the financial period before taxes	£(3,693)	£(3,221)
Equity settled share-based payments (a)	7	9
COVID-19 Subsidies (b)	(760)	—
Other one-time fees and charges (c)	141	336
One-time bonuses(d)	—	1,663

Adjusted income before taxes	(4,305)	(1,213)
Adjusted income tax benefit	458	(829)

Adjusted Net Income	(3,847)	(2,042)
Joint ventures - Group share of Adjusted EBITDA (i)	2,022	1,963
Associates - Group share of Adjusted EBITDA (ii)	124	77
Interest expense, net	481	671
Income tax benefit	(315)	511
Adjusted income tax expense less income tax expense	(143)	318
Depreciation and amortization	6,357	5,620

Adjusted EBITDA	£4,679	£7,118

(i)	Joint venture – EBITDA reconciliation

	Year Ended December 31,
£‘000	2020	2019
Share of profit of joint ventures*	£1,925	£664

Adjustments:
Share of interest expense, net	364	203
Share of taxation	738	853
Share of amortization / depreciation expense	278	265
Amortization on consolidation	642	642

Total EBITDA Adjustments	£2,022	£1,963

Group share of reported EBITDA	£3,947	£2,627

(ii)	Associates – EBITDA reconciliation

	Year Ended December 31,
	2020	2019
Share of profit of associates*	£459	£934

Adjustments:
Share of interest expense, net	—	(16)
Share of taxation	37	39
Share of amortization / depreciation expense	13	5
Amortization on consolidation	74	49

Total EBITDA Adjustments	£124	£77

Group share of reported EBITDA	£583	£1,011

*

Share of profit of associates and of joint ventures was not included to EBITDA reconciliation, since these amounts were already part of “Loss for the financial year attributable to the owners of the parent company”.

a)	Represents non-cash equity-based compensation of Alvarium to its employees.
b)	Represents COVID-19 subsidies received from the governments of Hong Kong, Singapore, the UK and the United States.
c)

Represents other one-time fees and charges that management believes are not representative of the operating performance, which includes costs incurred in negotiating surrender and new lease in London office, and professional fees related to this Transaction.

d)	Represents one-time bonuses paid to partners and staff in lieu of amounts anticipated under employee share scheme, which had not been finalized prior to year-end.

Liquidity and Capital Resources

Management assesses liquidity in terms of our ability to generate cash to fund operating, investing and financing activities. In the wake of the COVID-19 pandemic, management believes that we are well positioned and our liquidity will continue to be sufficient for Alvarium’s foreseeable working capital needs, contractual obligations, distribution payments and strategic initiatives.

Sources and Uses of Liquidity

Our primary sources of liquidity are: (1) cash on hand; (2) cash from operations, including investment advisory fees, which are generally collected quarterly; and (3) net borrowing from our credit facilities. As of September 30, 2022, our cash and cash equivalents were £12.5 million, we had £50.2 million of debt outstanding inclusive of the £39.8 million outstanding under a subordinated shareholder loan, and availability under our credit facilities of £2.7 million. Our ability to draw from the credit facilities is subject to minimum management fee and other covenants. We believe that these sources of liquidity will be sufficient to fund our working capital requirements and to meet our commitments in the ordinary course of business and under the current market conditions for the foreseeable future. Market conditions resulting from the COVID-19 pandemic may impact our liquidity. Cash flows from management fees may be impacted by a slowdown or declines in deployment, declines, or write downs in valuations, or a slowdown or negatively impacted fundraising. Declines or delays in transaction activity may impact our product distributions and net realized performance income which could adversely impact our cash flows and liquidity. Market conditions may make it difficult to extend the maturity of, or refinance, our existing indebtedness or obtain new indebtedness with similar terms.

We expect that our primary liquidity needs will continue to be to: (1) provide capital to facilitate the growth of our existing alternative asset and wealth management businesses; (2) provide capital to facilitate our expansion into businesses that are complementary to our existing investment management and advisory businesses as well as other strategic growth initiatives; (3) pay operating expenses, including cash compensation to our employees; (4) fund capital expenditures; (5) service our debt; (6) pay income taxes; and (7) make dividend payments to our shareholders in accordance with our distribution policy.

In the normal course of business, we expect to pay distributions that are aligned with the expected changes in our fee related earnings. If cash flow from operations were insufficient to fund distributions over a sustained period of time, we expect that we would suspend or reduce paying such distributions. In addition, there is no assurance that distributions would continue at the current levels or at all.

Our ability to obtain debt financing provides us with additional sources of liquidity. For further discussion of financing transactions occurring in the current period and our debt obligations, see “Cash Flows” within this section, “Note 19. Creditors: amounts falling due within one year” and “Note 20. Creditors: amounts falling due after more than one year” to our consolidated financial statements included in this report.

Cash Flows

The nine months ended September 30, 2022 compared to the nine months ended September 30, 2021:

	Nine months ended September 30,		Favorable (Unfavorable)
£‘000	2022	2021	Change, £	Change, %
Net cash from operating activities	£1,086	£6,055	£(4,969)	(82)%
Net cash provided by/(used in) investing activities	707	(5,020)	£5,727	114%
Net cash provided by/(used in) financing activities	(3,295)	457	£(3,752)	(821)%

Net change in cash and cash equivalents	£(1,502)	£1,492	£(2,994)	N/M

N/M – Not meaningful

Operating Activities

Net cash provided by operating activities decreased by £(4.9) million, from £6.0 million for the nine months ended September 30, 2021 to £1.1 million for the nine months ended September 30, 2022. This change was driven by overall lower profitability from increased costs described above, as well as non-cash profits of £4.6 million recognized upon the disposal of investments.

Investing Activities

Net cash used in investing activities was £0.7 million and £(5.0) million for the nine months ended September 30, 2022 and 2021, respectively. The increase of £5.7 million was primarily driven by cash receipts on investments from loans by £0.2 million, and £2.7 million of cash received upon disposal of investments in Alvarium Investment (NZ) Limited and a decrease in cash outflows in transactions with equity-holders by £1.6 million.

Financing Activities

Net cash from financing activities was £(3.2) million and £0.5 million for the nine months ended September 30, 2022 and 2021, respectively. The decrease of £3.7 million was primarily by interest paid on £40 million in subordinated shareholder loans payable by Alvarium stemming from the acquisition of management rights from Prestbury Investment Partners Limited.

Cash Flows

The year ended December 31, 2021 compared to year ended December 31, 2020:

	Year ended December 31,		Favorable (Unfavorable)
£‘000	2021	2020	Change, £	Change,%
Net cash provided by operating activities	£14,452	£3,330	£11,122	N/M
Net cash used in investing activities	(9,747)	(2,502)	(7,245)	(290%)
Net cash (used in)/provided by financing activities	(39)	423	(462)	(109%)

Net change in cash and cash equivalents	£4,666	£1,251	£3,415	273%

N/M – Not meaningful

Operating Activities

Net cash provided by operating activities increased £11.2 million, from £3.3 million for the year ended December 31, 2020 to £14.5 million for the year ended December 31, 2021. This change was driven by improved financial performance in both the Merchant Banking and Co-Investment divisions as noted in the turnover section and an £11.1 million increase attributable to changes in trade and other creditors balances, from £4.0 million during the year ended December 31, 2020 to £15.1 million during the year ended December 31, 2021.

Investing Activities

Net cash used in investing activities was £(9.8) million and £(2.5) million for the years ended December 31, 2021 and 2020, respectively. The change of £(7.3) million was primarily driven by additional cash outflows of £(6.3) million related to the acquisitions of further shares in LXi REIT Advisors Limited and Alvarium Social Housing Advisors Limited and a £(0.9) million increase in cash advances and loans granted.

Financing Activities

Net cash used in financing activities was £(0.1) million for the year ended December 31, 2021 compared to net cash provided by financing activities of £0.4 million for the year ended December 31, 2020. The change of £(0.5) million was primarily driven by an increase of £(0.3) million in cash used to pay interest and an increase £(0.4) of cash used to pay dividends during the year ended December 31, 2021 as compared to the year ended December 31, 2020.

Cash Flows

The year ended December 31, 2020 compared to the year ended December 30, 2019:

	Year ended December 31,		Favorable (Unfavorable)
£‘000	2020	2019	Change, £	Change, %
Net cash from operating activities	£3,330	£2,460	£870	35%
Net cash used in investing activities	(2,502)	(14,039)	11,537	82%
Net cash from financing activities	423	5,589	(5,166)	(92%)

Net change in cash and cash equivalents	£1,251	£(5,990)	£7,241	121%

Operating Activities

Net cash provided by Alvarium’s operating activities increased by £0.8 million from £2.5 million for the year ended December 30, 2019 to £3.3 million for the year ended December 31, 2020. This increase was primarily driven by timing differences in our working capital balances leading to a net increase in cash flows from changes in our our trade and other debtors and creditors balances of £6.6 million. This was offset by a decrease of dividends received of £(5.2) million (the decrease was due to 2018 dividends being received in 2019) and decrease of share of profits of joint ventures by £(1.3) million.

Investing Activities

Net cash used in investing activities was £(2.5) million and £(14.0) million for the year ended December 31, 2020 and 2019, respectively. The change of £11.5 million from the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily driven by a decrease in cash outflows of £13.2 million related to acquisitions consummated and increases in our shareholdings of existing investments during the year ended December 31, 2019. This was offset by decrease of cash inflows from repayment of advances and loans by £(1.3) million.

Financing Activities

Net cash provided by Alvarium’s financing activities decreased from £5.6 million for the year ended December 31, 2019 to £0.4 million for the year ended December 31, 2020. The change of £(5.2) million was primarily driven by a decrease in the proceeds from the issuance of ordinary shares by £(9.1) million, as well as a decrease in the proceeds from borrowings by £(6.6) million, which was offset by a decrease in dividends paid by £10.2 million.

Commitments and Contingencies

In the normal course of business, we may engage in off-balance sheet arrangements, including transactions in derivatives, guarantees, commitments, indemnifications, transaction bridging and potential contingent repayment obligations. We do not have any off-balance sheet arrangements that would require us to fund losses or guarantee target returns to investors.

Litigation

From time to time we may be involved in various legal proceedings, lawsuits and claims incidental to the conduct of our business, some of which may be material. Our businesses are also subject to extensive regulation, which may result in regulatory proceedings against us.

Alvarium’s subsidiary, LJ Management (IOM) Limited, is a co-respondent with others in a claim being brought by Ballacorey Wheat Limited and GEM Global Yield Fund Limited. LJ Management (IOM) Limited denies any liability and is defending the claim. However, if the claim succeeds, the liability (including costs) is materially covered by insurance. Please see additional information in the sections “Business of Alvarium Tiedemann” and “Historical Business of Alvarium” incorporated by reference into this report.

Related Party Transactions

Alvarium entered into the following transactions with related parties:

Loans receivable and Loans payable

Shareholder loans were granted to certain related parties with outstanding balances (including interest receivables) of £5.2 million and £5.8 million as of September 30, 2022 and December 31, 2021 respectively. Also, Alvarium issued cash advances to other holding companies with an outstanding balance of £0.6 million and £0.6 million as of September 30, 2022 and December 31, 2021, respectively.

Alvarium received loans from certain related parties with the balance of £0.2 million and £0.2 million as of September 30, 2022 and December 31, 2021 respectively.

Alvarium charged interest income on loans issued to certain related parties. As a result of these transactions, Alvarium recognized £0.2 million and £0.2 million of income for the nine months ended September 30, 2022 and year ended December 31, 2021 respectively.

Alvarium received subordinated loans from certain shareholders equal to £40 million to finance the acquisition of management rights from Prestbury Investment Partners Limited. Principal on the subordinated shareholder loans plus accrued and unpaid interest will become due and payable in January 2023. If the loan is not repaid in cash at maturity, the shareholders have the option to elect to settle in shares of equity.

Advisory and Management services

Alvarium provided advisory and management services and charged interest income on loans issued to certain related parties. As a result of these transactions, Alvarium recognized £0.2 million and £0.2 million of income for the years ended December 31, 2021 and December 31, 2020, respectively.

For further discussion of related party transaction see “Note 30. Related party transaction” to our unaudited consolidated financial statements included in this report.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in compliance with UK GAAP. In applying many of these accounting principles, we need to make assumptions, estimates and/or judgments that affect the reported amounts of assets, liabilities, revenues and expenses in our consolidated financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates and/or judgments, however, are both subjective and subject to change, and actual results may differ from our assumptions and estimates. Actual results may also differ from our estimates and judgments due to risks and uncertainties and changing circumstances, including uncertainty in the current economic environment due to the COVID-19 pandemic. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. For a summary of our significant accounting policies, see “Note 3. Accounting Policies”, to our consolidated financial statements included in this proxy statement/prospectus.

Business Combinations

As noted above, Alvarium completed the acquisition of Alvarium Investment Advisors (France) SAS (previously known as Iskander SAS) in March 2019. Alvarium Investment Advisors (France) SAS is a company headquartered in Paris, France. Alvarium Investment Advisors (France) SAS provides investment advisory services and was acquired by Alvarium in order to expand its operations internationally.

The accounting for the business combination was performed in accordance with Section 19 Business Combinations and Goodwill of UK GAAP. This guidance requires the acquiring entity in a business combination to recognize the fair value of all assets acquired, liabilities assumed and any non-controlling interest in the acquiree, and establishes the acquisition date as the fair value measurement point. Accordingly, we recognize assets acquired and liabilities assumed in business combinations, including contingent assets and liabilities and non-controlling interests in the acquiree, based on fair value estimates as of the date of acquisition. Goodwill remains the difference between the fair value of the consideration and the assets and liabilities acquired. Goodwill is always considered to have a finite useful life and is amortized over the useful life. If the expected useful life cannot be reliably measured, the useful life shall not exceed 10 years.

Discounted cash flow models are typically used in these valuations if quoted market prices are not available, and the models require the use of significant estimates and assumptions including, but not limited to:

(1) estimating future revenue, expenses and cash flows expected to be collected; and (2) developing appropriate discount rates, long-term growth rates, customer duration and portfolio attrition rates. Our estimates of fair value are based upon assumptions believed to be reasonable, but we recognize that the assumptions are inherently uncertain. Please refer to Note 20, “Deferred consideration payable on acquisition”, within the historical consolidated financial statements included in this proxy statement/prospectus, for more information on past acquisitions and the determination of fair value.

Revenue Recognition

We recognize revenue in accordance with Section 23 Revenue of UK GAAP. Section 23 Revenue provides recognition criteria for: (i) the sale of goods; (ii) rendering of services; (iii) construction contracts in which the entity is the contractor; and; (iv) interest, royalties and dividends. Section 23 Revenue requires that revenue for the rendering of services is recognized when the outcome of a transaction can be estimated reliably and that an entity shall recognize revenue associated with a transaction by reference to the stage of completion of the transaction at the end of the reporting period. The outcome of a transaction can be estimated reliably when all the following conditions are met: (a) the amount of revenue can be measured reliably; (b) it is probable that the economic benefits associated with the transaction will flow to the entity; (c) the stage of completion of the transaction at the end of the reporting period can be measured reliably; and (d) the costs incurred for the transaction and the costs to complete the transaction can be measured reliably.

Alvarium is following Section 23 Revenue recognition guidance for interest income and dividends. Interest income is recognized using the effective interest rate method. Dividend income is recognized when the right to receive payment is established.

Income Taxes

We recognize income taxes in accordance with Section 29 Income tax of UK GAAP.

Income tax expense (benefit) consists of the aggregate amount of current and deferred tax recognized in the reporting period. Current tax is recognized on taxable profits for the current and past periods. We provide for potential current tax liabilities that may arise on the basis of the amounts expected to be paid to the tax authorities, and use the tax rates and laws that have been enacted or substantively enacted at the reporting date.

Deferred tax is recognized in respect of all timing differences at the reporting date. Unrelieved tax losses and other deferred tax assets are recognized to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits. Deferred tax is measured using tax rates and laws that have been enacted or substantively enacted at the reporting date that are expected to apply the reversal of the timing difference.

Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties under UK GAAP. We review our tax positions quarterly and adjust our tax balances as new information becomes available.

Quantitative and Qualitative Disclosures About Market Risk

Our primary exposure to market risk is related to our role as an investment adviser to our investment solutions and the sensitivity to movements in the market value of their investments, including the effect on management and advisory fees, performance fees and investment gains or losses. Uncertainty with respect to the economic effects of the COVID-19 pandemic has introduced significant volatility in the financial markets, and the effects of this volatility could materially impact our market risks, including those listed below. For additional information concerning the COVID-19 pandemic and its potential impact on our business and our operating results, see “Risk Factors” in this proxy statement/prospectus.

In the normal course of business, we are exposed to a broad range of risks inherent in the financial markets in which we participate, including market risk, interest rate risk, credit risk and foreign exchange rate risk. Potentially negative effects of these risks may be mitigated to a certain extent by those aspects of our investment approach, investment strategies, fundraising practices or other business activities that are designed to benefit, either in relative or absolute terms, from periods of economic weakness, tighter credit or financial market dislocations.

Market Risk

The market price of investments may significantly fluctuate during the period of investment, which leads to changes in management and advisory fees (since they are typically calculated as a percentage of AUM/AUA). Investments may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of an investment may decline due to general market conditions, which are not specifically related to such investment, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or adverse investor sentiment generally. It may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry. We believe the combination of high- quality proprietary pipeline and a consistent, rigorous approach to managing investments across our strategies has been, and we believe will continue to be, a major driver of our strong risk-adjusted returns and the stability and predictability of our income.

Interest Rate Risk

Alvarium has interest-bearing assets and interest-bearing liabilities. Interest-bearing assets include cash and loan balances, all of which earn interest at fixed rates. Alvarium has a bank loan to fund expansion. Alvarium has a policy of agreeing medium to long-term revolving facilities with its bank in order to provide flexibility. The interest on this facility currently tracks the Sterling Overnight Index Average (“SONIA”), whereby the terms on debt drawn are 4.75% + SONIA. The directors have not hedged the risk but continue to monitor this risk.

In the event of an increase of 100 basis points in SONIA, there would be no impact to our interest expense; however, for each incremental increase of 100 basis points, we would expect the annual interest cost to increase by £0.1 million at the current debt level of £10.25m.

Credit Risk

We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the respective counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting the counterparties with which we enter into financial transactions to reputable financial institutions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets.

Foreign Currency Exchange Rate Risk

Although Alvarium receives a majority of its revenue in British pounds, which is its functional and reporting currency, Alvarium is exposed to foreign currency exchange risk, primarily with respect to the U.S. dollar, Swiss franc and the Hong Kong dollar. Alvarium does not believe the impact of a 10% increase or decrease in the exchange rate for British pounds and any of such currencies would have a material impact on its revenue. Alvarium does not currently hedge its foreign exchange exposure.

Liquidity Risk

Alvarium actively maintains a capital structure that involves the use of various debt facilities. This capital structure is designed to ensure that Alvarium has sufficient available funds for operations and planned expansions. Additionally, Alvarium ensures that its leverage is appropriate such that it has sufficient capital to repay any outstanding amounts on credit instruments when they become due.

Recent Developments

In July 2022, a subsidiary of Alvarium, LXi REIT Advisors Limited, acquired the rights to manage Secure Income REIT plc, by purchasing the existing shares of Prestbury Investments Partners Limited. The acquisition was financed by Alvarium shareholders, and Alvarium will pay shareholders principal plus interest on a loan of £40 million. The acquisition is treated as a non-cash transaction as the assets were acquired by assuming directly related liabilities. This acquisition has been treated as an asset acquisition for accounting and reporting purposes. On September 30, Alvarium recorded a gain of £4.6 million upon disposal of the group’s 46% interest in Alvarium Investment (NZ) limited.